PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	JUNE 13, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group Notes Carl Zeiss'

Planned Acquisition of Xradia

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative companies, notes today's announcement by Carl Zeiss AG of its planned acquisition of Xradia, Inc. After the closing of the transaction, Xradia will operate under the new name of Carl Zeiss X-ray Microscopy, Inc. The closing of the transaction is subject to the fulfillment of customary closing conditions. Both parties have agreed to keep the purchase price confidential. The press release can be viewed at http://www.zeiss.de/press/pr002a1faa.

Harris & Harris Group is an investor in privately held Xradia. As of March 31, 2013, we valued our securities of Xradia at $13,140,763, and our cost basis in Xradia is $4,000,000. We currently expect to receive up to approximately $15 million in proceeds from the sale, including amounts to be held in escrow.

"We are excited to see Xradia's imaging solutions become part of Carl Zeiss' family of products. The synergies between the two companies are obvious. A disruptive 3D X-ray technology from Xradia in combination with the global outreach and operational excellence of Carl Zeiss will bring Xradia's imaging tools into customers' hands around the globe," said Alexei Andreev, Executive Vice President and Managing Director at Harris & Harris Group. "We congratulate the founders and the management of Xradia for the successful outcome of their endeavor and hard work."

Doug Jamison, CEO of Harris & Harris Group, added, "Harris & Harris Group led the first institutional round of financing of Xradia. Our involvement with the development of this transformative technology from an idea to a growing, commercial company has been exciting. This successful investment, following multiple liquidity events in recent years, is another example of the potential of our distinct investment model."

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com and www.Zeiss.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.